UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 3, 2009

SRKP 21, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-53017	26-1357787
(Commission File Number)	(IRS Employer Identification No.)

4737 North Ocean Drive, Suite 207 Lauderdale by the Sea, FL	33308
(Address of Principal Executive Offices)	(Zip Code)

(310) 203-2902
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 3, 2009, SRKP 21, Inc., a Delaware corporation (the "Company"), entered into a Share Exchange Agreement with Attainment Holdings Limited, a British Virgin Islands corporation (“Attainment”); Excel Profit Global Group Limited, a British Virgin Islands corporation and sole shareholder of Attainment (“Excel Profit”) and, with respect to certain portions of the agreement, certain designees. Pursuant to the agreement, the Company agreed to issue an aggregate of 17,029,630 shares of its common stock to Excel Profit and the designees in exchange for 100% of the share capital of Attainment (the "Share Exchange").  The Company also agreed to have cancelled 5,016,390 shares of common stock and 6,131,945 warrants prior to the closing of the Share Exchange.  Excel Profit is the 100% parent of Attainment, which is the 100% parent of Luck Loyal International Investment Limited, a Hong Kong Corporation, which is the 100% parent of Shenzhen YuePengCheng Motor Co., Ltd, a company organized under the laws of the People’s Republic of China.

The consummation of the Share Exchange is subject to certain conditions. Pursuant to the terms of the Share Exchange Agreement, the Company expects there will be approximately 25,035,556 shares of Common Stock and 964,444 warrants to purchase shares of common stock issued and outstanding after giving effect to the transactions contemplated by the Share Exchange Agreement.

The Share Exchange, if consummated, will result in a change-in-control of the Company and the assumption of Attainment’s operations and liabilities. In connection with the change-in-control, there will be a new Board of Directors and management of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRKP 21, INC.

Date: March 3, 2009	By: /s/ Richard Rappaport
Name: Richard Rappaport
Title: President